Exhibit 99.(i)(2)

190 Carondelet Plaza, Suite 600
St. Louis, MO  63105

Direct: 314.345.1500

Fax: 314.345.1505

July 30, 2012

VIA EDGAR

Tributary Funds, Inc.
1620 Dodge Street, Stop 1089
Omaha, NE 68197

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Company — Legal Counsel” in the Statement of Additional Information for the series portfolios of Tributary Funds, Inc. (the “Company”), which is included in Post-Effective Amendment No. 37 to Registration Statement under the Securities Act of 1933, as amended (No. 33-85982), and Amendment No. 38 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08846), on Form N-1A of the Company.

Sincerely,

/s/ Husch Blackwell LLP

HUSCH BLACKWELL LLP